EXHIBIT 99.1

csg appoints Haiyan Song to its Board of Directors

GREENWOOD VILLAGE, CO, January 14, 2020 – CSG (NASDAQ: CSGS) today announced that Haiyan Song has joined its board of directors.  Ms. Song is a recognized industry leader with extensive experience across software development, security and product engineering.  Her appointment became effective on January 10, 2020.

“We are excited to welcome Haiyan to our board of directors.  Her extensive expertise across software, product engineering and development will be beneficial as we execute on our strategy,” said Don Reed, chairman of the board of directors, CSG.  “Haiyan’s experience in emerging industries will be complementary to our well-balanced board and will help us provide guidance to drive company growth and deliver long-term value to our customers, shareholders and employees.”

“The combination of CSG’s position as an industry leader and its embrace of innovative technologies places it in an optimal position to reimagine today’s disruptions into transformative opportunities for its customers,” said Song. “With its vast digital monetization and customer engagement solution portfolio, CSG is ripe to lead and accelerate how technology is implemented across so many industries. I feel very fortunate to join this board and am eager to help support the company’s growth and success in the future.”

About Haiyan Song

With nearly 30 years of technology engineering and product experience, Haiyan Song has a proven track record of accelerating business performance, while delivering highly profitable growth. Throughout her career, she has developed an exceptional reputation in areas including engineering, software development, security analytics, cloud computing and big data.

Ms. Song currently serves as senior vice president and general manager of security markets for Splunk Inc., where she is responsible for product management, sales, engineering and professional services.  Splunk is a publicly held company whose technology platforms are designed to investigate, monitor, analyze and act on data at any scale.

Prior to joining Splunk, Song held various business and engineering roles at Hewlett Packard Enterprise, SenSage, Inc. and Omniva Policy Systems. She serves on the board of directors for LLamasoft, a supply chain management software provider.  Among several notable achievements, the San Francisco Business Times recently honored her as one of the “Most Influential Women in Tech” this past year.

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About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted partner for driving digital innovation for hundreds of leading global brands, including AT&T, Charter Communications, Comcast, DISH, Eastlink, Formula One, iflix, Maximus, MTN and Telstra. To learn more, visit our website at csgi.com and connect with us on LinkedIn, Twitter and Facebook.

Contacts:

Brad Jones

Public Relations

CSG

+1 (303) 200-3001

brad.jones@csgi.com

David Banks

Investor Relations

CSG

+1 (303) 200-3127

david.banks@csgi.com